Exhibit 99.1

P R E S S R E L E A S E

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc.

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON ACQUIRES TEXAS STEEL PROCESSING, INC.

Chicago, IL — January 26, 2010 — Ryerson Inc. announced today that Joseph T. Ryerson & Son, Inc., Ryerson’s wholly-owned subsidiary, has acquired Texas Steel Processing, Inc. (TSPI), a steel plate fabricator based out of Houston, Texas, for an aggregate purchase price of approximately $11.4 million. TSPI was founded in 1995 under the name Texas Plate Processing, Inc. and in 2001 became Texas Steel Processing, Inc. when it was purchased by the current owner. TSPI moved into a new built-to-suit facility in late 2008 to meet their growing demand. Their fabrication processes include: plasma/oxy burning, robotic beveling, state-of-the-art rolling, forming and ASME welding. They serve various markets including tanks, pressure vessels, heat exchangers, subsea, and OEMs.

“Ryerson has a strategic initiative to grow in Houston, Texas, and the Southwest U.S. This acquisition will allow us to expand our product offering and capabilities in this important market and we are very excited about the opportunity,” said Phil Wylie, President of Ryerson Southwest Region.

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About Ryerson Inc.

Ryerson Inc. is a leading North American processor and distributor of metals, with operations in the United States and Canada, as well as in China. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.